EXHIBIT 24(b)(10)

            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our report dated April 20, 2007 with respect to the financial statements of John Hancock Life Insurance Company of New York and our report dated April 13, 2007 with respect to the financial statements of John Hancock Life Insurance Company of New York Separate Account A, which are contained in the Statement of Additional Information in Pre-Effective Amendment No. 1 in the Registration Statement (Form N-4 No. 333-143076) and related Prospectus of John Hancock Life Insurance Company of New York Separate Account A.

                                                         /s/ Ernst & Young LLP

Boston, Massachusetts
August 6, 2007